Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information and notes thereto have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the mergers (as defined below), the Discover Student Loan Sale (as defined below), and the related transaction accounting adjustments (pro forma adjustments) described in the accompanying notes.

On February 19, 2024, Capital One Financial Corporation, a Delaware corporation (“Capital One” or “the Company”), entered into an agreement and plan of merger (the “merger agreement”), by and among Capital One, Discover Financial Services, a Delaware corporation (“Discover”) and Vega Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which (i) Merger Sub merged with and into Discover, with Discover as the surviving entity in the merger (the “merger”); (ii) immediately following the merger, Discover, as the surviving entity, merged with and into Capital One, with Capital One as the surviving entity in the second-step merger (the “second step merger” and together with the merger, the “mergers”); and (iii) immediately following the second step merger, Discover Bank (“Discover Bank”), a Delaware-chartered bank and wholly owned subsidiary of Discover, merged with and into Capital One’s wholly owned national bank subsidiary, Capital One, National Association (“CONA”), with CONA as the surviving entity in the merger. The mergers were completed on May 18, 2025.

In accordance with the merger agreement, at the effective time of the merger (the “effective time”), each share of common stock, par value $0.01 per share, of Discover (“Discover common stock”) outstanding immediately prior to the effective time other than certain shares held by Capital One or Discover, was converted into the right to receive 1.0192 shares (the “exchange ratio”) of common stock, par value $0.01 per share, of Capital One (“Capital One common stock”). Holders of Discover common stock received cash in lieu of fractional shares of Capital One common stock.

In accordance with the merger agreement, at the effective time of the second step merger (the “second effective time”), (i) each share of Fixed-to-Floating Rate Non-Cumulative Perpetual preferred stock, Series C, par value $0.01 per share, of Discover (“Discover Series C preferred stock”) and (ii) each share of 6.125% Fixed-Rate Reset Non-Cumulative Perpetual preferred stock, Series D, par value $0.01 per share, of Discover (“Discover Series D preferred stock” and collectively with the Discover Series C preferred stock, the “Discover preferred stock”), outstanding immediately prior to the second effective time was converted into the right to receive one share of an applicable newly issued series of preferred stock of Capital One having terms that are not materially less favorable than the Discover Series C preferred stock or Discover Series D preferred stock, as applicable (“new Capital One preferred stock”).

In accordance with the merger agreement, at the effective time, (i) each outstanding Discover restricted stock unit award was converted into a corresponding award with respect to Capital One common stock, with the number of shares underlying such award adjusted based on the exchange ratio, and (ii) each outstanding Discover performance stock unit award was converted into a cash-based award, with the number of shares underlying such award determined based on the greater of target and actual performance for awards for which more than one year of the performance period has elapsed, and target performance for awards for which one year or less of the performance period has elapsed, with the per share cash amount determined using the product of the exchange ratio and the average of the closing sale prices of Capital One common stock for the five trading days ending on the day preceding the closing date of the mergers. Each such converted Capital One award will otherwise continue to be subject to the same terms and conditions as applied to the corresponding Discover equity award.

On July 17, 2024, Discover Bank entered into a purchase agreement with Santiago Holdings, LP (“Santiago Holdings”), an Ontario limited partnership and an affiliate of each of Carlyle and KKR, pursuant to which Discover Bank agreed to sell its private student loan portfolio to Santiago Holdings (the “Discover Student Loan Sale”), with Firstmark Services, a division of Nelnet Inc., assuming responsibility for servicing the portfolio upon the sale. The cash purchase consideration payable to Discover Bank in the transaction reflects the principal balance of the private student loan portfolio and a premium, plus any outstanding accrued and unpaid interest at each applicable student loan sale closing. The Discover Student Loan Sale was completed in multiple closings with the last occurring in the fourth quarter of 2024. A one-time gain of $450 million from the Discover Student Loan Sale was reflected in Discover’s historical financial statements for the year ended December 31, 2024.

The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2025 and the year ended December 31, 2024 combine the historical results of Capital One and Discover, giving effect to the mergers (including the issuance of shares of Capital One common stock and new Capital One preferred stock in the mergers) and the Discover Student Loan Sale, excluding the one-time gain resulting from the Discover Student Loan Sale, as if those transactions had occurred on January 1, 2024, the first day of Capital One’s fiscal year 2024. The unaudited pro forma condensed combined balance sheet as of March 31, 2025 combines the historical consolidated balance sheets of Capital One and Discover as of March 31, 2025, giving effect to the mergers (including the issuance of shares of Capital One common stock and new Capital One preferred stock in the mergers) as if the mergers had occurred on March 31, 2025.

Following the completion of the mergers, the Company sold approximately $10 billion of acquired debt securities (classified as Securities available for sale on the unaudited pro forma condensed combined balance sheet) in an effort to optimize liquidity and funding risk management objectives. The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed income statements presented here within have not been adjusted to reflect any such completed or contemplated dispositions.

The historical consolidated financial statements of Capital One and Discover have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are necessary to account for the mergers (including the issuance of shares of Capital One common stock and new Capital One preferred stock in the mergers) and the Discover Student Loan Sale, excluding the one-time impact of the Discover Student Loan Sale, in accordance with U.S. GAAP. Certain reclassifications have also been made to conform the historical financial statement presentation of Discover to that of Capital One. The unaudited pro forma adjustments are based upon available information and certain assumptions that Capital One believes are reasonable. The following unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings due to operating efficiencies, or any other business changes or synergies that may result from the mergers or the Discover Student Loan Sale.

The following unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the separate historical unaudited consolidated financial statements of Capital One as of and for the three months ended March 31, 2025, and the related notes, included in Capital One’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025;

•

the separate historical unaudited consolidated financial statements of Discover as of and for the three months ended March 31, 2025, and the related notes, included in Discover’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025;

•

the separate historical audited consolidated financial statements of Capital One as of and for the fiscal year ended December 31, 2024, and the related notes, included in Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

•

the separate historical audited consolidated financial statements of Discover as of and for the fiscal year ended December 31, 2024, and the related notes, included in Discover’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Accounting for the Mergers

The mergers are being accounted for as a business combination using the acquisition method with Capital One as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805 (“ASC 805”), Business Combinations. Under this method of accounting, the aggregate purchase consideration will be allocated to Discover’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the mergers. The process of valuing the net assets of Discover immediately prior to the mergers, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the purchase consideration and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the allocation of the purchase consideration and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision until a final determination of fair value of the assets acquired and liabilities assumed is performed. For more information, see “Note 1—Basis of Presentation”.

Generally, and unless indicated otherwise, financial data included in the unaudited pro forma condensed combined financial information is presented in millions of U.S. Dollars and has been prepared on the basis of U.S. GAAP and Capital One’s accounting policies.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the mergers (including the issuance of shares of Capital One common stock and new Capital One preferred stock in the mergers) and the Discover Student Loan Sale had been completed on the dates set forth above, nor is it indicative of the future results or financial position of Capital One following the mergers and the Discover Student Loan Sale. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. To the extent information was publicly available, such preliminary fair value estimates were corroborated against readily available information, inclusive of fair value marks disclosed on comparable portfolios of financial assets and liabilities. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2025

($ in millions)

	Capital One Historical	Discover Reclassed (Note 2)	Mergers Transaction Accounting Adjustments	Note 5		Pro Forma Combined
Assets:
Cash and cash equivalents
Cash and due from banks	$4,108	$851	$(80)	(a	)	$4,879
Interest-bearing deposits and other short-term investments	44,465	15,100	—			59,565

Total cash and cash equivalents	48,573	15,951	(80)			64,444
Restricted cash for securitization investors	392	970	—			1,362
Securities available for sale	84,362	15,417	(20)	(b	)	99,759
Loans held for investment:
Unsecuritized loans held for investment	295,939	89,753	(1,235)	(c	)	384,457
Loans held in consolidated trusts	27,659	27,650	446	(d	)	55,755

Total loans held for investment	323,598	117,403	(789)			440,212
Allowance for credit losses	(15,899)	(8,108)	—	(e	)	(24,007)

Net loans held for investment	307,699	109,295	(789)			416,205
Loans held for sale	686	—	—			686
Premises and equipment, net	4,579	1,080	—			5,659
Interest receivable	2,599	970	—			3,569
Goodwill	15,070	255	19,597	(f	)	34,922
Other assets	29,644	3,976	8,074	(g	)	41,694

Total assets	$493,604	$147,914	$26,782			$668,300

Liabilities:
Interest payable	$646	$302	$—			$948
Deposits:
Non-interest-bearing deposits	26,500	1,600	—			28,100
Interest-bearing deposits	340,964	106,620	202	(h	)	447,786

Total deposits	367,464	108,220	202			475,886
Securitized debt obligations	11,716	7,237	(14)	(i	)	18,939
Other debt:
Federal funds purchased and securities loaned or sold under agreements to repurchase	573	—	—			573
Senior and subordinated notes	29,459	6,778	141	(j	)	36,378
Other borrowings	25	523	—			548

Total other debt	30,057	7,301	141			37,499
Other liabilities	20,179	5,891	(19)	(k	)	26,051

Total liabilities	430,062	128,951	310			559,323

Stockholders’ equity:
Preferred stock	—	—	—	(l	)	—
Common stock	7	6	(3)	(l	)	10
Additional paid-in capital, net	36,693	5,734	21,294	(l	)	63,721
Retained earnings	65,616	34,478	(40,685)	(l	)	59,409
Accumulated other comprehensive loss	(7,529)	(152)	152	(l	)	(7,529)
Treasury stock, at cost	(31,245)	(21,103)	45,714	(l	)	(6,634)

Total stockholders’ equity	63,542	18,963	26,472			108,977
Total liabilities and stockholders’ equity	$493,604	$147,914	$26,782			$668,300

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Three Months Ended March 31, 2025

($ in millions, except per share data)

	Capital One Historical	Discover Reclassed (Note 2)	Mergers Transaction Accounting Adjustments	Note 6		Pro Forma Combined
Interest income:
Loans, including loans held for sale	$10,157	$4,485	$66	(a	)	$14,708
Investment securities	770	143	—			913
Other	491	173	—			664

Total interest income	11,418	4,801	66			16,285

Interest expense:
Deposits	2,715	1,058	(17)	(b	)	3,756
Securitized debt obligations	176	—	1	(c	)	177
Senior and subordinated notes	505	185	(12)	(d	)	678
Other borrowings	9	—	—			9

Total interest expense	3,405	1,243	(28)			4,620

Net interest income	8,013	3,558	94			11,665
Provision for credit losses	2,369	1,244	—	(e	)	3,613

Net interest income after provision for credit losses	5,644	2,314	94			8,052

Non-interest income:
Interchange fees, net	1,223	334	—			1,557
Service charges and other customer-related fees	509	335	—			844
Net securities gains (losses)	—	—	—			—
Other	255	24	—			279

Total non-interest income	1,987	693	—			2,680

Non-interest expense:
Salaries and associate benefits	2,546	735	—			3,281
Occupancy and equipment	615	24	—			639
Marketing	1,202	246	—			1,448
Professional services	437	289	—	(f	)	726
Communications and data processing	399	180	—			579
Amortization of intangibles	16	—	547	(g	)	563
Other	687	89	—			776

Total non-interest expense	5,902	1,563	547			8,012

Income from continuing operations before income taxes	1,729	1,444	(453)			2,720
Income tax provision	325	340	(109)	(h	)	556

Net income	1,404	1,104	(344)			2,164

Dividends and undistributed earnings allocated to participating securities	(22)	(4)	—			(26)
Preferred stock dividends	(57)	(31)	—			(88)

Net income (loss) available to common stockholders	$1,325	$1,069	$(344)			$2,050

Earnings:
Basic earnings per share	$3.46			(i	)	$3.21

Diluted earnings per share	$3.45			(i	)	$3.20

Weighted average common shares outstanding:
Basic	383.1			(i	)	639.6

Diluted	384.0			(i	)	640.5

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2024

($ in millions, except per share data)

	Capital One Historical	Discover Reclassed (Note 2)	Discover Student Loan Sale Transaction Accounting Adjustments	Note 4		Adjusted Discover Reclassed	Mergers Transaction Accounting Adjustments	Note 6		Pro Forma Combined
Interest income:
Loans, including loans held for sale	$40,894	$18,838	$(800)	(a	)	$18,038	$265	(a	)	$59,197
Investment securities	2,873	521	—			521	—			3,394
Other	2,267	661	—			661	—			2,928

Total interest income	46,034	20,020	(800)			19,220	265			65,519

Interest expense:
Deposits	11,493	4,772	—			4,772	(67)	(b	)	16,198
Securitized debt obligations	958	—	—			—	5	(c	)	963
Senior and subordinated notes	2,333	933	—			933	(47)	(d	)	3,219
Other borrowings	42	19	—			19	—			61

Total interest expense	14,826	5,724	—			5,724	(109)			20,441

Net interest income	31,208	14,296	(800)			13,496	374			45,078
Provision for credit losses	11,716	4,911	(53)	(b	)	4,858	8,108	(e	)	24,682

Net interest income after provision for credit losses	19,492	9,385	(747)			8,638	(7,734)			20,396

Non-interest income:
Interchange fees, net	4,882	1,520	—			1,520	—			6,402
Service charges and other customer-related fees	1,976	1,333	—			1,333	—			3,309
Net securities gains (losses)	(35)	—	—			—	—			(35)
Other	1,081	761	—			761	—			1,842

Total non-interest income	7,904	3,614	—			3,614	—			11,518

Non-interest expense:
Salaries and associate benefits	9,398	2,824	—			2,824	—			12,222
Occupancy and equipment	2,366	93	—			93	—			2,459
Marketing	4,562	1,070	—			1,070	—			5,632
Professional services	1,610	1,274	—			1,274	80	(f	)	2,964
Communications and data processing	1,462	735	—			735	—			2,197
Amortization of intangibles	77	—	—			—	2,546	(g	)	2,623
Other	2,011	929	—			929	—			2,940

Total non-interest expense	21,486	6,925	—			6,925	2,626			31,037

Income from continuing operations before income taxes	5,910	6,074	(747)			5,327	(10,360)			877
Income tax provision	1,163	1,539	(181)	(c	)	1,358	(2,507)	(h	)	14

Income from continuing operations, net of tax	4,747	4,535	(566)			3,969	(7,853)			863

Dividends and undistributed earnings allocated to participating securities	(77)	(27)	—			(27)	—			(104)
Preferred stock dividends	(228)	(62)	—			(62)	—			(290)

Net income (loss) from continuing operations available to common stockholders	$4,442	$4,446	$(566)			$3,880	$(7,853)			$469

Earnings:
Basic earnings from continuing operations per share	$11.60							(i	)	$0.73

Diluted earnings from continuing operations per share	$11.58							(i	)	$0.73

Weighted average common shares outstanding:
Basic	382.7							(i	)	639.2

Diluted	383.6							(i	)	640.1

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X.

As discussed in Note 2, certain reclassifications were made to align Discover’s historical financial statement presentation with that of Capital One. Capital One is currently in the process of evaluating Discover’s accounting policies with the information currently available and has determined that no significant adjustments are necessary to conform Discover’s financial statements to the accounting policies used by Capital One. Therefore, the only changes noted herein are those related to presentation. As a result of this ongoing review and as more information becomes available, additional differences could be identified between the accounting policies of the two companies until finalized.

The unaudited pro forma condensed combined financial information relating to the mergers was prepared using the acquisition method of accounting in accordance with ASC 805, with Capital One as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical financial statements of Capital One and Discover. Under ASC 805, assets acquired and liabilities assumed in a business combination are generally recognized and measured at their fair values as of the acquisition date, while transaction costs associated with the business combination incurred by Capital One are expensed as incurred. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is recognized as goodwill. The unaudited pro forma condensed combined financial information also reflects the removal of the Discover student loans portfolio and related activity consistent with the terms of the Discover Student Loan Sale.

The allocation of the aggregate purchase consideration depends upon certain estimates and assumptions, all of which are preliminary. As of May 22, 2025, Capital One has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of Discover’s assets acquired or liabilities assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Discover assets acquired and liabilities assumed are presented at their respective carrying amounts and should therefore be treated as preliminary. A final determination of the fair value of Discover’s assets and liabilities will be based on Discover’s actual assets and liabilities as of the closing date of the mergers. The allocation of the aggregate purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the mergers could differ materially from the preliminary estimate of the values of assets acquired and liabilities assumed. The final valuation will be based on the actual assets acquired, including net tangible and intangible assets of Discover existing at the acquisition date, and liabilities assumed.

The unaudited pro forma condensed combined balance sheet as of March 31, 2025, is presented as if Capital One’s acquisition of Discover had occurred on March 31, 2025 and combines the historical balance sheet of Capital One as of March 31, 2025, with the historical balance sheet of Discover as of March 31, 2025. The unaudited pro forma condensed combined statements of income for the three months ended March 31, and the year ended December 31, 2024 have been prepared as if the mergers and the Discover Student Loan Sale, excluding the one-time impact of the Discover Student Loan Sale, had occurred on January 1, 2024 and combines Capital One’s historical statements of income for the three months ended March 31, 2025 and the year ended December 31, 2024 with Discover’s historical statements of income for the three months ended March 31, 2025 and the year ended December 31, 2024, as adjusted for the Discover Student Loan Sale.

As noted previously, the unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the mergers or the Discover Student Loan Sale or any acquisition and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Capital One believes are reasonable under the circumstances. There are no material transactions between Capital One and Discover during the period presented. Accordingly, no adjustments are necessary to eliminate any such transactions.

Note 2 – Conforming Accounting Policies and Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, Capital One performed a preliminary analysis of Discover’s financial information to identify differences in accounting policies as compared to those of Capital One and differences in financial statement presentation as compared to the presentation of Capital One. With the information currently available, Capital One is not aware of any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. However, certain reclassification adjustments have been made to conform Discover’s historical financial statement presentation to Capital One’s historical financial statement presentation. As more information becomes available, Capital One will finalize the review of accounting policies and financial statement presentation, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

A.

The following items represent certain reclassification adjustments to conform Discover’s Historical Consolidated Balance Sheet presentation to Capital One’s Historical Consolidated Balance Sheet presentation, which have no impact on net assets and are summarized below (in millions):

Capital One Historical Consolidated Balance Sheet Line Items	Discover Historical Consolidated Balance Sheet Line Items	Discover As of March 31, 2025	Reclassification	Note 2A	Discover Reclassed As of March 31, 2025
Assets:
Cash and cash equivalents:
Cash and due from banks		$—	$851	(i)	$851
Interest-bearing deposits and other short-term investments		—	15,100	(i), (iv)	15,100
	Cash and cash equivalents	11,865	(11,865)	(i)	—

Total cash and cash equivalents		11,865	4,086		15,951

Restricted cash for securitization investors	Restricted cash	970	—		970
Securities available for sale	Investment securities	14,775	642	(iv)	15,417
Loans held for investment:
Unsecuritized loans held for investment		—	89,753	(ii)	89,753
Loans held in consolidated trusts		—	27,650	(ii)	27,650
	Loan receivables	117,403	(117,403)	(ii)	—

Total loans held for investment		117,403	—		117,403
Allowance for credit losses	Allowance for credit losses	(8,108)	—		(8,108)

Net loans held for investment		109,295	—		109,295
Loans held for sale	Loans held-for-sale	—	—		—
Premises and equipment, net	Premises and equipment, net	1,080	—		1,080
Interest receivable		—	970	(iii)	970
Goodwill	Goodwill	255	—		255
Other assets	Other assets	4,946	(970)	(iii)	3,976
	Other short-term investments	4,728	(4,728)	(iv)	—

Total assets		$147,914	$—		$147,914

Liabilities:
Interest payable		$—	$302	(v)	$302
Deposits:
Non-interest-bearing deposits	Non-interest-bearing deposit accounts	1,600	—		1,600
Interest-bearing deposits	Interest-bearing deposit accounts	106,620	—		106,620

Total deposits		108,220	—		108,220
Securitized debt obligations		—	7,237	(vii)	7,237
Other debt:
Federal funds purchased and securities loaned or sold under agreements to repurchase		—	—		—
Senior and subordinated notes	Long-term borrowings	14,538	(7,760)	(vi), (vii)	6,778
Other borrowings		—	523	(vi)	523

Total other debt		14,538	(7,237)		7,301
Other liabilities	Accrued expenses and other liabilities	6,193	(302)	(v)	5,891

Total liabilities		128,951	—		128,951

Stockholders’ equity:
Preferred stock	Preferred Stock	1,056	(1,056)	(viii	)	—
Common stock	Common Stock	6	—			6
Additional paid-in capital, net	Additional paid-in capital	4,678	1,056	(viii	)	5,734
Retained earnings	Retained earnings	34,478	—			34,478
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(152)	—			(152)
Treasury stock, at cost	Treasury stock, at cost	(21,103)	—			(21,103)

Total stockholders’ equity		18,963	—			18,963

Total liabilities and stockholders’ equity		$147,914	$—			$147,914

i.

To reclassify Discover’s Cash and cash equivalents balance into the two component line items presented by Capital One (Cash and due from banks and Interest-bearing deposits and other short-term investments).

ii.	To reclassify Discover’s Loan portfolio balance into the two component line items presented by Capital One (Unsecuritized loans held for investment and Loans held in consolidated trusts).

iii.	To reclassify $970 million of accrued interest receivable included within Other assets to Interest receivable.

iv.	To reclassify $4,728 million of Other short-term investments to Interest-bearing deposits and other short-term investments and Securities available for sale.

v.	To reclassify $302 million of accrued interest payable included within Other liabilities to Interest payable.

vi.	To reclassify $523 million of Federal Home Loan Bank advances included within Senior and subordinated notes to Other borrowings.

vii.	To reclassify $7,237 million of Long-term borrowings to Securitized debt obligations.

viii.	To reclassify $1,056 million of the excess Preferred stock over par, $0.01 per share, to Additional paid-in capital, net.

B.

The following items represent certain reclassification adjustments to conform Discover’s Historical Consolidated Statement of Income presentation for the three months ended March 31, 2025 to Capital One’s Historical Consolidated Statement of Income presentation for the three months ended March 31, 2025, which have no impact on Net income and are summarized below (in millions):

Capital One Historical Consolidated Statement of Income Line Items	Discover Historical Consolidated Statement of Income Line Items	Discover Three Months Ended March 31, 2025	Reclassification	Note 2B	Discover Reclassed Three Months Ended March 31, 2025
Interest income:	Interest income
Loans, including loans held for sale	Credit card loans	$3,979	$506	(i)	$4,485
	Other loans, including loans held-for-sale	506	(506)	(i)	—
Investment securities	Investment securities	143	—		143
Other	Other interest income	173	—		173

Total interest income	Total interest income	4,801	—		4,801

Interest expense:	Interest expense
Deposits	Deposits	1,058	—		1,058
Securitized debt obligations		—	—		—
Senior and subordinated notes	Long-term borrowings	185	—		185
Other borrowings	Short-term borrowings	—	—		—

Total interest expense		1,243	—		1,243

Net interest income	Net interest income	3,558	—		3,558
Provision for credit losses	Provision for credit losses	1,244	—		1,244

Net interest income after provision for credit losses	Net interest income after provision for credit losses	2,314	—		2,314

Non-interest income:	Other income
Interchange fees, net	Discount and interchange revenue, net	334	—		334
Service charges and other customer-related fees		—	335	(ii)	335
	Protection products revenue	42	(42)	(ii)	—
	Loan fee income	204	(204)	(ii)	—
	Transaction processing revenue	89	(89)	(ii)	—
Net securities gains (losses)		—	—		—
Other	Other income	24	—	(iii)	24
	(Losses) gains on equity investments	—	—	(iii)	—

Total non-interest income	Total other income	693	—		693

Non-interest expense:	Other expense
Salaries and associate benefits	Employee compensation and benefits	735	—		735
Occupancy and equipment	Premises and equipment	24	—		24
Marketing	Marketing and business development	246	—		246
Professional services	Professional fees	289	—		289
Communications and data processing	Information processing and communications	180	—		180
Amortization of intangibles		—	—		—
Other	Other expense	89	—		89

Total non-interest expense	Total other expense	1,563	—		1,563

Income from continuing operations before income taxes	Income before income taxes	1,444	—		1,444
Income tax provision	Income tax expense	340	—		340

Income from continuing operations, net of tax	Net income	1,104	—		1,104

Dividends and undistributed earnings allocated to participating securities	Income allocated to participating securities	(4)	—		(4)
Preferred stock dividends	Preferred stock dividends	(31)	—		(31)

Net income from continuing operations available to common stockholders	Net income allocated to common stockholders	$1,069	$—		$1,069

C.

The following items represent certain reclassification adjustments to conform Discover’s Historical Consolidated Statement of Income presentation for the year ended December 31, 2024 to Capital One’s Historical Consolidated Statement of Income presentation for the year ended December 31, 2024, which have no impact on Net income and are summarized below (in millions):

Capital One Historical Consolidated Statement of Income Line Items	Discover Historical Consolidated Statement of Income Line Items	Discover Year Ended December 31, 2024	Reclassification	Note 2B		Discover Reclassed Year Ended December 31, 2024
Interest income:	Interest income
Loans, including loans held for sale	Credit card loans	$16,109	$2,729	(i	)	$18,838
	Other loans, including loans held-for-sale	2,729	(2,729)	(i	)	—
Investment securities	Investment securities	521	—			521
Other	Other interest income	661	—			661

Total interest income	Total interest income	20,020	—			20,020

Interest expense:	Interest expense
Deposits	Deposits	4,772	—			4,772
Securitized debt obligations		—	—			—
Senior and subordinated notes	Long-term borrowings	933	—			933
Other borrowings	Short-term borrowings	19	—			19

Total interest expense		5,724	—			5,724

Net interest income	Net interest income	14,296	—			14,296
Provision for credit losses	Provision for credit losses	4,911	—			4,911

Net interest income after provision for credit losses	Net interest income after provision for credit losses	9,385	—			9,385

Non-interest income:	Other income
Interchange fees, net	Discount and interchange revenue, net	1,520	—			1,520
Service charges and other customer-related fees		—	1,333	(ii	)	1,333
	Protection products revenue	169	(169)	(ii	)	—
	Loan fee income	819	(819)	(ii	)	—
	Transaction processing revenue	345	(345)	(ii	)	—
Net securities gains (losses)		—	—			—
Other	Other income	763	(2)	(iii	)	761
	(Losses) gains on equity investments	(2)	2	(iii	)	—

Total non-interest income	Total other income	3,614	—			3,614

Non-interest expense:	Other expense
Salaries and associate benefits	Employee compensation and benefits	2,824	—	2,824
Occupancy and equipment	Premises and equipment	93	—	93
Marketing	Marketing and business development	1,070	—	1,070
Professional services	Professional fees	1,274	—	1,274
Communications and data processing	Information processing and communications	735	—	735
Amortization of intangibles		—	—	—
Other	Other expense	929	—	929

Total non-interest expense	Total other expense	6,925	—	6,925

Income from continuing operations before income taxes	Income before income taxes	6,074	—	6,074
Income tax provision	Income tax expense	1,539	—	1,539

Income from continuing operations, net of tax	Net income	4,535	—	4,535

Dividends and undistributed earnings allocated to participating securities	Income allocated to participating securities	(27)	—	(27)
Preferred stock dividends	Preferred stock dividends	(62)	—	(62)

Net income from continuing operations available to common stockholders	Net income allocated to common stockholders	$4,446	$—	$4,446

i.	To reclassify Interest income from Other loans, including loans held-for-sale, to Interest income from Loans, including loans held for sale.

ii.	To reclassify Protection products revenue, Loan fee income, and Transaction processing revenue to Service charges and other customer-related fees.

iii.	To reclassify (Losses) gains on equity investments to Other within Non-interest income.

Note 3 – Preliminary Allocation of Purchase Consideration

Estimated preliminary purchase consideration

The following table summarizes the determination of the preliminary estimated purchase consideration for Discover:

(in millions, except share and per share data)	Amount
Share consideration:
Shares of Discover common stock issued and outstanding immediately prior to the mergers (i)	251,679,740
Exchange ratio (ii)	1.0192

Estimated number of shares of Capital One treasury stock issued in the mergers (iii)	256,497,213
Price per share of Capital One common stock as of May 16, 2025	$197.22

Estimated fair value of consideration for outstanding common stock	50,586
Estimated fair value of consideration for preferred stock (iv)	1,056

Estimated fair value of preliminary purchase consideration	$51,642

i.	Assumed based on Discover’s shares of common stock issued and outstanding immediately prior to the mergers.

ii.	Exchange ratio pursuant to the terms of the merger agreement.

iii.	Estimated number of shares of Capital One treasury stock issued in the mergers excludes cash in lieu of fractional shares of Capital One treasury stock payable to holders of Discover common stock.

iv.

In connection with the mergers, the Discover series C preferred stock and the Discover series D preferred stock were converted into the right to receive new Capital One preferred stock. The Company evaluated the share price of the preferred stock immediately prior to close and determined that it did not materially differ from the current carrying value.

The preliminary purchase consideration paid by Capital One in shares of Capital One common stock and new Capital One preferred stock upon the consummation of the mergers was determined based on the closing price of Capital One common stock and new Capital One preferred stock on the closing date and the number of issued and outstanding shares of Discover common stock and Discover preferred stock immediately prior to the closing. Any change in control payments with a dual trigger requires both a change in control and a qualifying termination event to occur. Based on the preliminary analysis and public information available, Capital One believes the impact of the replacement stock compensation awards and change in control payments are immaterial to the total estimated preliminary purchase consideration and therefore no adjustment is considered in the above calculation. The final purchase consideration may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and these differences may be material.

Preliminary allocation of purchase consideration

The assumed accounting for the mergers, including the preliminary purchase consideration, is based on provisional amounts as the associated purchase accounting has not yet been completed. The preliminary allocation of the purchase consideration to the acquired assets and assumed liabilities was based upon preliminary estimates of fair value. The final determination of the estimated fair values, the assets’ useful lives, and the amortization methods are dependent upon certain valuations and other analyses that have not yet been completed. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Capital One believes are reasonable under the circumstances. The purchase consideration adjustments relating to the Discover and Capital One combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed.

The following table summarizes the allocation of the preliminary purchase consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Discover, as if the mergers were completed on March 31, 2025, with the excess recorded as Goodwill:

(in millions)	Amount
Preliminary fair value of assets acquired:
Cash and cash equivalents and Restricted cash for securitization investors	$16,921
Securities available for sale	15,397
Loans held for investment, net of Allowance for credit losses	116,614
Premises and equipment	1,080
Interest receivable	970
Intangible assets	10,289
Other assets	(201)
Preliminary fair value of liabilities assumed:
Interest payable	302
Non-interest-bearing deposits	1,600
Interest-bearing deposits	106,822
Securitized debt obligations	7,223
Senior and subordinated notes	6,919
Other borrowings and other liabilities	6,414

Preliminary fair value of net assets acquired	31,790

Preliminary Goodwill	19,852

Estimated preliminary purchase consideration	$51,642

Note 4 – Discover Student Loan Sale Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income

The following pro forma adjustments have been included in the Discover Student Loan Sale Transaction Accounting Adjustments columns to give effect as if the Discover Student Loan Sale, excluding the one-time impact of the Discover Student Loan Sale, had been completed on January 1, 2024 in the accompanying unaudited pro forma condensed combined statement of income for the year ended December 31, 2024. Certain adjustments are based on available information and certain preliminary assumptions that Capital One believes are reasonable under the circumstances.

(a) Represents an adjustment of $(800) million for the year ended December 31, 2024, to Interest income as a result of the Discover Student Loan Sale.

(b) Represents an adjustment of $(53) million, excluding the one-time impact from the reclassification from Unsecuritized loans held for investment to Loans held for sale of $823 million for the year ended December 31, 2024 to Provision for credit losses as a result of the Discover Student Loan Sale.

(c) Represents an adjustment to record the estimated income tax impact from the Discover Student Loan Sale Transaction Accounting Adjustments utilizing a statutory income tax rate in effect of 24.2% for the year ended December 31, 2024. The effective tax rate of Capital One following the mergers could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the pro forma tax rate will likely vary from the actual effective rate in periods subsequent to completion of the mergers. Adjustments to record the estimated income tax impact of the pro forma adjustments consist of the following:

(in millions)	For the Year Ended December 31, 2024
Tax Impact
Removal of Provision for credit losses from Discover’s historical results	$13
Removal of Interest income from Discover’s historical results	(194)

Total Tax Impact	$(181)

Note 5 – Mergers Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the Mergers Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2025. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

(a) Represents an adjustment of $(80) million to Cash and due from banks for the payment of expected one-time transaction costs incurred by Capital One related to the mergers for legal fees, advisory services, and accounting and other professional fees.

(b) Represents an adjustment of $(20) million to Securities available for sale to reflect the estimated fair value of residential mortgage-backed securities which are classified as held-to-maturity by Discover. The fair value estimate was prepared in a manner consistent with both Discover’s most recent unaudited financial statements and Capital One’s internal fair value measurements for similar instruments. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available. Following the completion of the mergers, the Company sold approximately $10 billion of acquired debt securities in an effort to optimize liquidity and funding risk management objectives. The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed income statements presented here within have not been adjusted to reflect any such completed or contemplated dispositions.

(c) Represents adjustments to Unsecuritized loans held for investment consisting of the following:

(in millions)	Amount
Estimate of fair value related to current interest rates and liquidity	$5,596
Estimate of lifetime credit losses on acquired Unsecuritized loans held for investment	(6,831)

Net fair value pro forma adjustments	(1,235)
Gross up of credit mark on Purchase Credit Deteriorated (“PCD”) loans (see Note (e) below for allowance for credit losses)	—

Net pro forma transaction accounting adjustment to Unsecuritized loans held for investment	$(1,235)

The fair value estimate was prepared in a manner consistent with both Discover’s most recent unaudited financial statements and Capital One’s internal income approach. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(d) Represents adjustments to Loans held in consolidated trusts consisting of the following:

(in millions)	Amount
Estimate of fair value related to current interest rates and liquidity	$1,723
Estimate of lifetime credit losses on acquired Loans held in consolidated trusts	(1,277)

Net fair value pro forma adjustments	446
Gross up of credit mark on PCD loans (see Note (e) below for allowance for credit losses)	—

Net pro forma transaction accounting adjustment to Loans held in consolidated trusts	$446

The fair value estimate was prepared in a manner consistent with both Discover’s most recent unaudited financial statements and Capital One’s internal income approach. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(e) Represents adjustments to Allowance for credit losses consisting of the following:

(in millions)	Amount
Reversal of historical Discover Allowance for credit losses	$8,108
Establishment of the Allowance for credit losses for PCD loans’ estimated lifetime losses	—

Net pro forma transaction accounting adjustments to Allowance for credit losses	8,108
Establishment of the Allowance for credit losses for non-PCD loans’ estimated lifetime losses recognized through the provision for credit losses	(8,108)

Net change to Allowance for credit losses resulting from the mergers	$—

Contractual rights to collect on loans previously charged off by Discover are considered within the scope of the PCD accounting model. Accordingly, the establishment of the Allowance for credit losses for PCD loans’ estimated lifetime losses includes the beneficial impact of recoveries on these loans previously charged off. This benefit has been preliminarily estimated to be of comparable size to the estimated credit losses for PCD loans. Accordingly, the estimate of the Allowance for credit losses for acquired PCD loans includes the offsetting impact of recoveries on these previously charged off loans. For purposes of this pro forma presentation, the non-PCD loan portfolio was estimated to have a weighted-average life of 3 years. Detailed valuations have not been performed and, accordingly, these adjustments reflect preliminary estimates made by Capital One that are subject to change once further analyses are performed and as additional information becomes available.

(f) Represents an adjustment to reflect the goodwill that would have been recorded if the mergers occurred on March 31, 2025:

(in millions)	Amount
Goodwill resulting from the mergers (Note 3)	$19,852
Less: Elimination of Discover’s historical Goodwill	(255)

Net pro forma transaction accounting adjustments to Goodwill	$19,597

(g) Represents adjustments to Other Assets consisting of the following:

(in millions)	Amount	Estimated Useful Life (Years)
Estimated Fair Value – Purchased Credit Card Relationships (i)	$9,903	7
Estimated Fair Value – Core Deposits (i)	386	10
Estimated deferred income taxes (ii)	(2,215)

Net pro forma transaction accounting adjustments to Other Assets	$8,074

(i)

The fair values for identifiable intangible assets are estimated using a market participant approach. The amount of intangibles following the mergers may differ significantly based upon the final assigned fair value of each identifiable intangible asset. As the preliminary estimated fair values could significantly differ from the amounts presented, a sensitivity analysis was performed to assess the impact of a hypothetical change of 10%. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the intangible assets by approximately $1,029 million.

(ii)

Represents an adjustment for the estimated tax impacts of the pro forma adjustments to deferred income taxes as a result of purchase accounting in the unaudited pro forma condensed combined balance sheet by using a statutory tax rate of 24.2% for the three months ended March 31, 2025. The total effective tax rate of Capital One following the mergers could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for this unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the mergers and those differences may be material. Components of the estimated deferred income taxes adjustment consist of the following:

(in millions)	Amount
Deferred Tax Impact
Identifiable intangible assets	$(2,490)
Fair value adjustments for acquired financial assets and liabilities	275
Reversal of Discover historical Allowance for credit losses	(1,962)
Allowance for credit losses for non-PCD loans	1,962

Total Deferred Tax Impact	$(2,215)

(h) Represents an adjustment of $202 million to Interest bearing deposits to reflect the estimated fair value of Time deposits. The fair value estimate was prepared in a manner consistent with both Discover’s most recent unaudited financial statements and Capital One’s internal fair value measurements for similar instruments. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(i) Represents an adjustment of $(14) million to Securitized debt obligations to reflect the estimated fair value of long-term borrowings owed to securitization investors. The fair value estimate was prepared in a manner consistent with both Discover’s most recent unaudited financial statements and Capital One’s internal fair value measurements for similar instruments. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(j) Represents an adjustment of $141 million to Senior and subordinated notes to reflect the estimated fair value of other long-term borrowings. The fair value estimate was prepared in a manner consistent with both Discover’s most recent unaudited financial statements and Capital One’s internal fair value measurements for similar instruments. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(k) Represents adjustment of $(19) million to Other liabilities to reflect the estimated tax impact of the transaction costs in connection with the mergers described in Note 5 (a). The estimated tax impact was calculated by using a statutory tax rate of 24.2% for the three months ended March 31, 2025. The actual tax benefit realized may differ based on the amount and nature of transaction costs actually incurred.

(l) Represents adjustments to Stockholders’ equity consisting of the following:

(in millions)	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated other comprehensive loss	Treasury Stock
Pro forma transaction accounting adjustments:
Elimination of Discover’s adjusted historical equity balances	$—	$(6)	$(5,734)	$(34,478)	$152	$21,103
Issuance of shares of Capital One treasury stock	—	3	25,972	—	—	24,611
Issuance of shares of Capital One preferred stock	—	—	1,056	—	—	—
Establishment of the Allowance for credit losses for non-PCD loans net of tax	—	—	—	(6,146)	—	—
Represents transaction fees and expenses related to the mergers, net of tax	—	—	—	(61)	—	—

Net pro forma transaction accounting adjustments to equity	$—	$(3)	$21,294	$(40,685)	$152	$45,714

Note 6 – Mergers Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

The following pro forma adjustments have been included in the Mergers Transaction Accounting Adjustments columns to give effect as if the mergers had been completed on January 1, 2024 in the accompanying unaudited pro forma condensed combined statements of income for the three months ended March 31, 2025, and the year ended December 31, 2024:

(a) Represents adjustments to Interest income consisting of the following:

(in millions)	For the Three Months Ended March 31, 2025	For the Year Ended December 31, 2024
Pro forma transaction accounting adjustments:
Amortization of fair value adjustments to Unsecuritized loans held for investments	$103	$413
Amortization of fair value adjustments to Loans held in consolidated trusts	(37)	(148)

Net pro forma transaction accounting adjustments to Loans, including loans held for sale	$66	$265

Pro forma amortization is preliminary and based on the use of straight-line amortization over three years for non-PCD loans. The amount of amortization following the mergers may differ significantly between periods based upon the final value assigned and amortization methodology.

(b) Represents an adjustment of $(17) million and $(67) million for the three months ended March 31, 2025, and the year ended December 31, 2024, respectively, to Deposits expense within Interest expense to reflect the amortization of fair value adjustments to Time deposits. Pro forma amortization is preliminary and based on the use of straight-line methodology, using an estimated useful life of three years.

(c) Represents an adjustment of $1 million and $5 million for the three months ended March 31, 2025, and the year ended December 31, 2024, respectively, to Securitized debt obligation expense within Interest expense to reflect the accretion of fair value adjustment to Securitized debt obligations. Pro forma accretion is preliminary and based on the use of straight-line methodology, using an estimated useful life of three years.

(d) Represents an adjustment of $(12) million and $(47) million for the three months ended March 31, 2025, and the year ended December 31, 2024, respectively, to Senior and subordinated notes expense within Interest expense to reflect the amortization of fair value adjustment to Senior and subordinated notes. Pro forma amortization is preliminary and based on the use of straight-line methodology, using an estimated useful life of three years.

(e) Reflects a non-recurring adjustment of $8.1 billion for the year ended December 31, 2024, to reflect the establishment of the allowance for credit losses for non-PCD loans upon completion of the mergers.

(f) Represents an adjustment of $80 million for the year ended December 31, 2024, to Professional services expense within Non-interest expense to reflect one-time transaction fees and expenses not reflected in the Historical Consolidated Statement of Income expected to be incurred by Capital One upon completion of the mergers, which consist of legal fees, advisory services, and accounting and other professional fees.

(g) Represents adjustments to Non-interest expenses consisting of the following:

(in millions)	For the Three Months Ended March 31, 2025	For the Year Ended December 31, 2024
Pro forma transaction accounting adjustments:
Amortization of intangible assets – Purchased Credit Card Relationships	$531	$2,476
Amortization of intangible assets – Core Deposits	16	70

Net pro forma transaction accounting adjustments to Amortization of intangibles expense	$547	$2,546

Pro forma amortization is preliminary and based on the use of the sum-of-the-years’ digits methodology. The amount of amortization following the mergers may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $55 million and $255 million for the three months ended March 31, 2025 and the year ended December 31, 2024, respectively.

The effect on operating results for the five years following the mergers based on the use of sum-of-the-years’ digits for the Purchased Credit Card Relationships is as follows:

(in millions)	Effect on Operating Results
For the Year Ended December 31,
Remaining period of 2025	$1,592
2026	1,768
2027	1,415
2028	1,061
2029	707

(h) Represents an adjustment to Income tax provision to record the estimated income tax impact of the pro forma adjustments utilizing a statutory income tax rate in effect of 24.2% for the three months ended March 31, 2025 and the year ended December 31, 2024, respectively. The effective tax rate of Capital One following the mergers could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the pro forma tax rate will likely vary from the actual effective rate in periods subsequent to completion of the mergers. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities. Adjustments to record the estimated income tax impact of the pro forma adjustments consist of the following:

(in millions)	For the Three Months Ended March 31, 2025	For the Year Ended December 31, 2024
Tax Impact
Amortization of fair value adjustment for identifiable intangible assets	$(132)	$(616)
Amortization of fair value adjustments for financial assets acquired and financial liabilities assumed	23	90
Deferred income taxes related to Allowance for credit losses for non-PCD loans	—	(1,962)
Transaction costs of the mergers	—	(19)

Total Tax Impact	$(109)	$(2,507)

(i) Represents pro forma earnings per share for the three months ended March 31, 2025 and the year ended December 31, 2024, respectively, to reflect the adjustments to pro forma basic and diluted weighted average shares of Capital One following the mergers using the historical weighted average shares of Capital One common stock outstanding combined with the additional Capital One common stock issued in conjunction with the mergers. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted earnings per share:

(in millions, except per share data)	For the Three Months Ended March 31, 2025	For the Year Ended December 31, 2024
Pro forma weighted average shares:
Historical weighted average Capital One common stock outstanding – basic	383.1	382.7
Issuance of shares to Discover common stock shareholders	256.5	256.5

Pro forma weighted average shares – basic	639.6	639.2
Pro forma weighted average shares:
Historical weighted average Capital One common stock outstanding – diluted	384.0	383.6
Issuance of shares to Discover common stock shareholders	256.5	256.5

Pro forma weighted average shares – diluted	640.5	640.1
Pro forma earnings per share – basic and diluted:
Pro forma net income (loss) attributable to common shareholders	$2,050	$469
Pro forma basic earnings per share	3.21	0.73

Pro forma diluted earnings per share	$3.20	$0.73